Exhibit 99.1

NEWS RELEASE

TO BUSINESS EDITOR:

PEOPLES FINANCIAL SERVICES CORP.

REINSTITUTES STOCK REPURCHASE PROGRAM

Hallstead, PA, April 29/ - The Board of Directors of Peoples Financial Services Corp. (OTCBB: PFIS) today announced that it has given discretionary authority to the management of the Company to complete the 2001 repurchase plan and purchase the remaining 65,751 shares of the Company's common stock authorized under the plan, in open market purchases or in privately negotiated transactions from time to time. The Company will finance the reacquisition with general corporate funds. Peoples Financial Services Corp. has approximately 3.1 million shares outstanding and recently traded at 26-1/2.

Alan W. Dakey, president and chief executive officer of the Company, stated, "The Board of Directors feels the Company's stock is undervalued based on favorable earning trends affording us an opportunity to enhance the value to shareholders through appreciation in earnings per share and return on equity."

Peoples Financial Services Corporation is the parent company of Peoples Neighborhood Bank, an independent community bank with eleven community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York. In addition, customers can take advantage of PNB Online Banking services by accessing the Company's website at http://www.peoplesnatbank.com. Peoples Wealth Management is a member managed limited liability company for the purpose of providing investment advisory services to the general public. Peoples Financial Capital Corporation, a wholly-owned subsidiary, maintains and manages intangible investments and collects and distributes income from such investments. The Company's business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently applied credit policies.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company's Securities and Exchange Commission reports including the Annual Report on Form 10-K for the year ended December 31, 2010.

SOURCE Peoples Financial Services Corp.
/Contact:MEDIA/INVESTORS, Scott A. Seasock, 570.879.2175, of Peoples Financial Services Corp.
Co: Peoples Financial Services Corp.
St: Pennsylvania
In: Fin